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                                                                EXHIBIT 3.3

                             CONCORD EFS, INC.

                         CERTIFICATE OF AMENDMENT

                                    TO

                       CERTIFICATE OF INCORPORATION

   Concord EFS, Inc., a Delaware corporation (the "Corporation"), does hereby certify, pursuant to Section 242 of the General Corporation Law of the State of Delaware, that:

     First: Pursuant to Section 141 of the General Corporation Law of the State of Delaware the Board of Directors of the Corporation, at a meeting duly called and held on May 20, 1999, resolutions were duly adopted proposing an Amendment to the Certificate of Incorporation of the Corporation changing Article Fourth of the Certificate of Incorporation of the Corporation and submitting such proposal to the shareholders, as follows:

      Resolved: That it is deemed advisable and in the best interest of the Corporation to amend Article Fourth of its Certificate of Incorporation to read as follows:

                      Fourth: The total number of shares of all classes of
                   stock that the Corporation shall have authority to issue is 500,000,000 shares of Common Stock, and the par value of each such share is $0.33 1/3.

      Resolved: That, subject to stockholder approval as provided below, the Corporation be and it hereby is authorized and directed to amend its Certificate of Incorporation as set forth in the foregoing resolution, that the proposed amendment to the Corporation's Certificate of Incorporation shall be submitted to the stockholders of the Corporation for their consideration and approval, and that, upon receipt of such stockholder approval, the appropriate officers of the Corporation be and they hereby are authorized and directed to execute and deliver any and all documents or certificates deemed necessary to effectuate the proposed amendment outlined above, including a Certificate of Amendment to Certificate of Incorporation for filing with the Delaware Secretary of State.

     Second: The proposed amendment to the Corporation's Certificate of Incorporation has been approved and adopted by the holders of a majority of the outstanding stock of the Corporation, at the Annual Meeting held on May 20, 1999.

     Accordingly, Article Fourth of the Certificate of Incorporation of the Corporation is hereby amended to read as follows:

      Fourth: The total number of shares of all classes of stock that the Corporation shall have authority to issue is 500,000,000 shares of Common Stock, and the par value of each such share is $0.33 1/3.


   In Witness Whereof, Concord EFS, Inc. has caused this Certificate of Amendment to its Certificate of Incorporation to be executed by Dan M. Palmer, its Chairman, as of the 9th day of June, 1999.

                                          Concord EFS, Inc.

                                                  /s/ Dan M. Palmer

                                          By: ____________________________

                                          Name: Dan M. Palmer

                                          Title: Chairman